Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 15, 2024, between ORMAT TECHNOLOGIES, INC., a Delaware corporation, as issuer (the “Company”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are party to an indenture dated as of June 27, 2022 (the “Indenture”) relating to the Issuer’s 2.50% Convertible Senior Notes due 2027;

WHEREAS, pursuant to the Indenture, the Issuer initially issued $431,250,000 aggregate principal amount of its 2.50% Convertible Senior Notes due 2027 (the “Initial Notes”);

WHEREAS, the Issuer wishes to issue an additional $45,187,000 aggregate principal amount of its 2.50% Convertible Senior Notes due 2027 as additional Notes (the “Additional Notes”), as permitted by Section 2.10 of the Indenture;

WHEREAS, Section 10.01(k) of the Indenture provides that, without the consent of any Holder of Notes, the Indenture may be amended or supplemented by the Issuer and the Trustee to provide for or confirm the issuance of additional Notes pursuant to the Indenture; and

WHEREAS, the Issuer desires and has requested the Trustee to enter into this Supplemental Indenture to evidence the issuance of the Additional Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Amount of Additional Notes. The aggregate principal amount of Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture on the date hereof is $45,187,000.

3. Terms of Additional Notes. The Initial Notes and the New Notes shall be treated as a single series for all purposes under the Indenture, except as set forth in this Section 3. The Additional Notes issued pursuant to this Supplemental Indenture constitute additional Notes issued pursuant to Section 2.10 of the Indenture and shall:

(a)	have identical terms and conditions to the Initial Notes (including the date from which interest accrues), except that the Additional Notes shall (i) be issued on July 15, 2024 at an offering price of 99.252% of the principal amount thereof, plus accrued interest from and including July 15, 2024, (ii) be issued as Restricted Securities and shall bear the legend regarding transfer restrictions set forth in Section 2.05(c) of the Indenture and (iii) initially bear the CUSIP Number of 686688 AC6 and ISIN of US686688AC68 until exchanged in accordance with Section 2.05 of the Indenture; and

(b)	be issuable in whole in the form of one or more Global Notes to be held by the Depository that are substantially in the form, including appropriate transfer restriction legends, provided in Exhibit A to the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. The Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Issuer.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original (which may be delivered in original form or facsimile or an electronic file thereof), but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “endorse” and words of similar import in this Supplemental Indenture shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by such Trustee. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English). The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Assi Ginzburg
Name:	Assi Ginzburg
Title:	Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laurel Casasanta
Name:	Laurel Casasanta
Title:	Vice President

[Signature Page to Supplemental Indenture]